UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
November 27, 2024
Date of Report (Date of earliest event reported)

CBIZ, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5959 Rockside Woods, Blvd. N. Suite 600
Independence, Ohio 44131
(Address of principal executive offices, including zip code)
216-447-9000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange On which registered
Common Stock, $0.01 par value	CBZ	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2024, CBIZ, Inc. (the “Company”) entered into an Employment Agreement with Brad S. Lakhia (the “Employment Agreement”), pursuant to which Mr. Lakhia will serve as Senior Vice President and Chief Financial Officer, effective March 17, 2025. Ware H. Grove, who has served as the Company’s Senior Vice President and Chief Financial Officer since 2000, will retire from his position as of the effective date of Mr. Lakhia’s appointment.
Mr. Lakhia, 52, has served as Executive Vice President, Chief Financial Officer of OPENLANE, Inc., a NYSE-listed provider of technology-driven solutions to the global wholesale used vehicle industry, since April 2023 and is expected to stay in that role until March 1, 2025. Prior to that, Mr. Lakhia served as Vice President Finance, Americas of The Goodyear Tire & Rubber Company (“Goodyear”) from November 2019 to April 2023. Mr. Lakhia was Vice President, Business Planning & Analysis of Andeavor (formerly Tesoro Corp.) from September 2016 to October 2018 and Vice President, Treasurer and Credit of Andeavor from February 2014 to September 2016. Prior to joining Andeavor, Mr. Lakhia served in accounting, treasury and divisional finance roles with increasing responsibility at Goodyear from October 1996 to February 2014.
Under the Employment Agreement, Mr. Lakhia’s base salary will initially be $625,000, his annual target short-term incentive award will initially be 80% of base salary, and he will receive an initial grant of equity awards with a fair value of $1,700,000, split equally between restricted stock units and performance share units with terms similar to awards granted to other executives of the Company. In addition, in order to compensate Mr. Lakhia for certain compensation from his prior employer that he will forego as a result of his transition, he will receive an additional equity grant with a fair value of $2,000,000 in the form of restricted stock units, vesting in two equal installments 18 months and three years after his effective date (the “Transition RSUs”). If Mr. Lakhia’s employment is terminated by the Company without cause (as defined in the Employment Agreement), he will be entitled to, among other benefits and subject to receipt of a customary release and other terms, full vesting of the Transition RSUs and cash payments in the amount of $50,000 plus 1.5 times the sum of his annual base salary and average of the short-term incentive award payout in the prior two years. If the termination without cause occurs within two years of a change of control (as defined in the Employment Agreement), then, in addition the foregoing, all unvested restricted stock units and performance share units (at target) will vest.
There are no family relationships between Mr. Lakhia and any director or other executive officer of the Company, nor are there any transactions involving Mr. Lakhia and the Company that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission (“SEC”).
The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
In addition, effective as of Mr. Grove’s retirement on March 17, 2025, Michael Mangan will be promoted to Chief Accounting Officer and serve as the Company’s principal accounting officer. Mr. Mangan, 56, has served as the Company’s Vice President, Corporate Controller since May 2022 and joined the Company as the Senior Director of Accounting, Financial Services in March 2021 after serving as a consultant to the Company during 2020 in connection with the design and implementation of an accounting system upgrade. Prior to joining the Company, Mr. Mangan served as the Senior Director of Financial Reporting at Nordson Corporation from 2013 through 2019 and served in various roles at OM Group prior to that. Mr. Mangan began his career at Ernst & Young. As of the date of this report, compensation arrangements in connection with Mr. Mangan’s appointment have not been determined and, to the extent required, will be disclosed once determined.
There are no family relationships between Mr. Mangan and any director or executive officer of the Company, nor are there any transactions involving Mr. Mangan and the Company that would be reportable as a related party transaction under the rules of the SEC.

Item 7.01 Regulation FD Disclosure.

On December 3, 2024, the Company issued a press release announcing the appointment of Mr. Lakhia and retirement of Mr. Grove. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits
10.1    Employment Agreement, dated November 27, 2024, between the Company and Mr. Lakhia.
99.1    Press Release of CBIZ, Inc. dated December 3, 2024
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES:
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2024

CBIZ, Inc.

By:	/s/ Jaileah X. Huddleston
Name:	Jaileah X. Huddleston
Title:	Senior Vice President, Chief Legal Officer, and Corporate Secretary